Exhibit 21
Subsidiaries of Neenah Enterprises, Inc.

Neenah Enterprises, Inc. (formerly ACP Holding Company) DE
NFC Castings, Inc. DE
Neenah Foundry Company WI
Neenah Transport, Inc. WI
Deeter Foundry, Inc. NE
Cast Alloys, Inc. (Shell) CA
Gregg Industries, Inc. CA
Mercer Forge Corporation DE
Dalton Corporation IN
A&M Specialities, Inc. PA
Dalton Corporation, Kendallville Manufacturing Facility IN
Dalton Corporation, Stryker Machining Facility OH
Dalton Corporation, Warsaw Manufacturing Facility IN
Dalton Corporation, Ashland Manufacturing Facility OH
Advanced Cast Products, Inc. DE
Morgan's Welding, Inc. PA
Belcher Corporation (Shell) DE
Peerless Corporation (Shell) OH